                                     EXHIBIT 7.6

                              Agreement of Joint Filing
                            (Pursuant to Rule 13d-1(f)(2))

    Cypress Partners, L.P. ("Cypress"), Cypress International Partners Limited ("Cypress International"), David Furth and Christiane Turner (Cypress, Cypress International, Mr. Furth and Ms. Turner are collectively referred to herein as the "Reporting Parties") hereby agree that a Securities and Exchange Commission ("SEC") Schedule 13D dated July __, 1996, and relating to acquisitions of Series E Convertible Participating Preferred Stock, convertible into Common Stock, $0.01 par value, of Comforce Corporation (the "Issuer"), shall be jointly filed on their behalf with the Securities and Exchange Commission, the National Association of Securities Dealers and the Issuer.

    The Reporting Parties further agree and understand that they are not members of a group for purposes of acquiring, selling or voting the securities of the Issuer and that they have not entered into any agreement to act in concert with relation to the securities of the Issuer.


Cypress Partners, L.P.                 Cypress International Partners Limited

By                                     By
   ------------------------               ---------------------------
    Name: Robert A. Day                       Name:
    Title: General Partner                    Title:

Date: July __, 1996                         Date: July __, 1996


David Furth                            Christiane Turner

- ---------------------                  ------------------------

  David Furth                              Christiane Turner

Date: July __, 1996                         Date: July __, 1996